Exhibit 99.1

For release:  August 11, 2008

Contact:  Gerald Coggin, Sr. V.P. Investor Relations

Phone:  (615) 890-2020

NHC ACQUIRES CHARLESTON, SC FACILITIES

Murfreesboro, Tenn. – National HealthCare Corporation (AMEX:  NHC; NHC.PR.A), one of the nation’s leading operators of senior care services, announced today that it has added Trinity Mission Health and Rehabilitation of Charleston and Trinity Mission Assisted Living of Charleston in Charleston, South Carolina as affiliates effective August 1.  NHC purchased the 132-bed skilled nursing and rehabilitation facility and the 60-bed assisted living facility for $13.25 million.

This acquisition increases NHC’s operations that are owned and managed in the South Carolina region to over 2,000 beds in 13 locations.  The administrator for the new facilities, now renamed NHC HealthCare-Charleston and NHC Place-Charleston, is Angela Atkinson.  Ms. Atkinson, previously with Trinity Mission of Charleston, joins NHC with 15 years of experience in healthcare administration, including licensure as both an assisted living and nursing home administrator.

“The superior quality of NHC’s services to the senior care community in the state of South Carolina is well known”, Steve Flatt NHC’s Senior Vice President of Development said. “While we have been a strong provider in the Upstate and Midland region for over 30 years, this additional location allows us to better serve the Low Country area as well. We are grateful for the help and cooperation of the staff of the center in making this a smooth transition.”

NHC has plans for more growth in the Low Country of South Carolina as construction is expected to start next month on a 120-bed skilled healthcare and rehabilitation center in Bluffton near Hilton Head Island.

NHC operates for itself and third parties 76 long-term health care centers with 9,772 beds.  NHC also operates 32 homecare programs, seven independent living centers and 23 assisted living communities.  NHC’s other services include managed care specialty medical units, Alzheimer’s units, hospice and a rehabilitation services company.  Additional information about NHC, including the company’s Form 10-K, Form 10-Q, annual report and press releases, is available on our website at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements.  NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance.  All forward-looking statements represent NHC’s best judgment as of the date of this release.